SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 23, 2005

PHASE FORWARD INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50839	04-3386549
(Commission File Number)	(IRS Employer Identification No.)

880 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 703-1122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 23, 2005, the Board of Directors amended the Amended and Restated 2003 Non-Employee Director Stock Option Plan (the “Directors’ Plan”) of Phase Forward Incorporated (the “Company”) to reduce the number of shares issuable upon the one-time stock option grant awarded to newly-elected non-employee directors under the Directors’ Plan from 100,000 shares to 50,000 shares.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 23, 2005, Peter Barton Hutt notified the Company of his intention to resign from the Board of Directors effective as of the close of business on June 30, 2005.  Mr. Hutt’s resignation is not in connection with any known disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 23, 2005, the Company announced the appointment of Eve E. Slater, M.D., to its Board of Directors, effective as of June 30, 2005.  The Company currently expects that Dr. Slater will also serve on the Company’s Governance, Nominating and Compliance Committee.  In connection with Dr. Slater’s election to the Board of Directors, she will receive a one-time stock option grant under the Directors’ Plan to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the closing price of a share of common stock on June 29, 2005, as quoted on the Nasdaq National Market.  Subject to Dr. Slater’s continuous service as director, the option will vest on the fifth anniversary of the date of grant, provided that if Dr. Slater meets certain board meeting attendance criteria, the option will vest at the rate of one-sixteenth each quarter from the date of grant.  There are no understandings or arrangements between Dr. Slater and any other person pursuant to which Dr. Slater was selected as a director.

Item 7.01  Regulation FD Disclosure.

On June 23, 2005, the Company issued a press release announcing Dr. Slater’s appointment to the Company’s Board of Directors.  A copy of this press release is furnished as Exhibit 99.1 to this report.

Item 9.01      Financial Statements and Exhibits.

(c)   Exhibit:

99.1                           Press Release issued by the Company on June 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Phase Forward Incorporated

June 29, 2005	By:	/s/ Rodger Weismann
Rodger Weismann
Senior Vice President and Chief Executive
Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by the Company on June 23, 2005.